Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 14, 2011
Registration Statement No. 333-150095

Free Writing Prospectus dated February 14, 2011

Honda Auto Receivables 2011-1 Owner Trust
Issuing Entity

American Honda Receivables Corp.,
Depositor

American Honda Finance Corporation,
Sponsor, Originator, Servicer and Administrator

$1,000,000,000 ASSET BACKED NOTES, Series 2011-1

The depositor has prepared a preliminary prospectus supplement dated February 14, 2011 and prospectus dated February 14, 2011 which describe the notes issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and together with Fitch, the “rating agencies”), listed below.

	Fitch	Moody’s
Class A-1 Notes	F1+ (sf)	Prime-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)

It is a condition to the issuance of the notes that each of the notes receive the ratings listed above.

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, Delaware trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Joint Bookrunners

BofA Merrill Lynch	Credit Suisse
Co-Managers

Deutsche Bank Securities	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	RBS	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com.